UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Proxy Statement
☐       Definitive Additional Materials
☐       Soliciting Material Under Rule 14a-12
EPICEPT CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑      No fee required.
☐      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
Proposed maximum aggregate value of transaction:

(5)
Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Date Filed:

EPICEPT CORPORATION
777 Old Saw Mill River Road
Tarrytown, New York 10591

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 22, 2008

April 9, 2008
Dear Stockholder,
     You are invited to attend the 2008 Annual Meeting of stockholders to be held at 10:00 AM on Thursday, May 22, 2008, at the offices of Weil, Gotshal & Manges, LLP in New York, New York.
     The Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying notice of Annual Meeting and proxy statement, and discussion and voting on any other business matters properly brought before the meeting.
     Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by Internet or by completing, signing, dating and returning your proxy form in the enclosed envelope. You may also vote your shares in person at the Annual Meeting. Instructions regarding the various methods of voting are contained on the notice and on the Proxy Card.
     This year we are furnishing proxy materials to our shareholders over the Internet, as permitted by new rules adopted by the Securities and Exchange Commission. You may also read, print and download our 2007 Annual Report to Stockholders on Form 10-K and our Proxy Statement at [name of website]. On April 9, 2008, we mailed our shareholders a notice containing instructions on how to access these materials and how to vote their shares online. The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by e-mail. If you requested your materials via e-mail, the e-mail contains voting instructions and links to the materials on the internet.
     These proxy materials describe the formal business to be transacted at the Annual Meeting. Included in the materials is our Annual Report on Form 10-K, which contains detailed information concerning our activities and operating performance, for the year ended December 31, 2007.
     On behalf of the Board, we request that you vote your shares now, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted.
     Thank you for your continued support.
Cordially,
/s/ John V. Talley
John V. Talley
President & Chief Executive Officer

[This page intentionally left blank]

EPICEPT CORPORATION
777 Old Saw Mill River Road
Tarrytown, New York 10591
NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EpiCept Corporation’s (“EpiCept” or the “Company”) will be held at the offices of Weil, Gotshal & Manges LLP, at 767 Fifth Avenue, New York, New York 10153, on Thursday, May 22, 2008 at 10:00 AM, New York time, for the following purposes, all as more fully described in the attached Proxy Statement:
(a)	the election of two directors as Class III directors to hold office until the 2011 Annual Meeting and until their respective successors are elected and qualified;

(b)	the ratification of the selection by the Audit Committee of the Company’s Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2008;

(c)	amend the certificate of incorporation to increase the number of authorized shares of capital stock to 180,000,000 shares (including an increase of the number of authorized shares of Common Stock from 75,000,000 to 175,000,000);

(d)	adjourn the Annual Meeting to solicit additional proxies in the event there are insufficient votes to approve any of the foregoing Proposals; and

(e)	such other business as may properly come before the Annual Meeting or any adjournment thereof.
     You are cordially invited to attend the meeting in person. You are requested to vote by Internet or by mail whether or not you expect to attend the meeting in person. The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof. The prompt return of the proxy will be of assistance in preparing for the meeting and your cooperation in this respect will be appreciated.
     A copy of the Company’s Annual Report for the year ended December 31, 2007 is enclosed.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Robert W. Cook
Robert W. Cook
Secretary
Tarrytown, New York
April 9, 2008

•	= To be voted on at the meeting
Every stockholder’s vote is important. Please complete, sign, date and return your proxy form, or submit your proxy by Internet.

EPICEPT CORPORATION
777 Old Saw Mill River Road
Tarrytown, New York 10591
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2008
     This proxy statement and the accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use in voting at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Weil, Gotshal & Manges LLP and any adjournments thereof. Distribution to stockholders of this proxy statement and a proxy form is scheduled to begin on or about April 9, 2008 to each stockholder of record at the close of business on April 2, 2008 (the “Record Date”).
     Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares of common stock as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying the inspector of election in writing of such revocation.
INFORMATION ABOUT THE 2008 ANNUAL MEETING AND PROXY VOTING
What Matters are to be Voted on at the Annual Meeting?
     EpiCept intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:
(1)	the election of two directors as Class III directors to hold office until the 2011 Annual Meeting and until their respective successors are elected and qualified;

(2)	the ratification of the selection by the Audit Committee of the Company’s Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2008;

(3)	amend the certificate of incorporation to increase the number of authorized shares of capital stock to 180,000,000 shares (including an increase of the number of authorized shares of Common Stock from 75,000,000 to 175,000,000);

(4)	adjourn the Annual Meeting to solicit additional proxies in the event there are insufficient votes to approve any of the foregoing Proposals; and

(5)	such other business as may properly come before the Annual Meeting or any adjournment thereof.
What is the Board’s Recommendation?
     The Board of Directors recommends that you vote your shares “FOR” items 1, 2, 3, 4 and 5 on your proxy card.
Will Any Other Matters be Presented for a Vote at the Annual Meeting?
     The Board of Directors did not receive any notice prior to the deadline for submission of additional business that any other matters might be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in deciding whether to vote for or against it.
Who is Entitled to Vote?
     All EpiCept stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share outstanding on the Record Date will be entitled to one vote.

What Shares will be Entitled to Vote at the Annual Meeting?
     Our voting securities consist of our common stock, par value $0.0001, of which 51,295,304 shares were outstanding on the Record Date. Each share outstanding on the Record Date will be entitled to one vote.
     If you are the beneficial owner, but not the record owner, of EpiCept’s common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.
Who can Attend the Annual Meeting?
     Only EpiCept stockholders of record or their duly appointed proxies are entitled to attend the Annual Meeting. If you are an EpiCept stockholder of record and wish to attend the Annual Meeting, please so indicate on the proxy card or as prompted by the Internet voting system.
     If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the Annual Meeting. A recent statement or letter from your bank or broker confirming your ownership, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.
How do I Vote my Shares?
•	Stockholders of record may grant a proxy with respect to their shares on the Internet or by mail. Granting a proxy on the Internet will be available through 11:59 p.m. Eastern Daylight Time on May 21, 2008.

•	Voting instructions for both Internet and mail appear on your proxy card. If you grant a proxy on the Internet, please have your proxy card available.

•	If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the Annual Meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy. Bring that document with you to the meeting.

•	Proxies submitted on the Internet or by mail will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR Proposals 1, 2, 3 4 and 5.
     As permitted by the Securities and Exchange Commission, or SEC, the EpiCept is sending a Notice of Internet Availability of Proxy Materials to stockholders who hold shares in “street name” through a bank, broker or other holder of record. All such stockholders will have the ability to access this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the SEC on March 18, 2008 on a website referred to in the Notice or to request a printed set of these materials at no charge. Instructions on how to access these materials over the Internet or to request a printed copy may be found in the Notice, or below.
May I Change or Revoke my Proxy After it is Submitted?
     Yes, you may change or revoke your proxy at any time before the Annual Meeting by:
•	returning a later-dated proxy card;

•	subsequently granting a proxy on the Internet;

•	attending the Annual Meeting and voting in person; or

•	sending your written notice of revocation to Robert W. Cook, our Secretary.
     Your changed proxy or revocation must be received before the polls close for voting.

What is a “Quorum?”
     In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present in person or are represented by proxies.
What Vote is Necessary to Pass the Items of Business at the Annual Meeting?
     Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting. The two nominees for director receiving a plurality of the votes cast by holders of common stock, at the Annual Meeting in person or by proxy, shall be elected to our Board. The favorable vote of the holders of a majority of shares voted at the Annual Meeting, in person or by proxy, is required for approval of all the remaining matters.
How are Abstentions and Broker Non-Votes Counted?
     Abstentions and broker non-votes will be counted to determine whether a quorum is present. However, if a stockholder abstains from voting as to a particular matter, those shares will not be counted as voting for or against that matter. If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be counted as voting for or against that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of a vote.
Who Pays the Costs of this Proxy Solicitation?
     This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by us. None of our directors intends to oppose any action for which stockholder approval is being solicited. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.
Who is the Inspector of Election?
     The Board has appointed Charles E. Darder, C.P.A. and Corporate Controller, to act as Inspector of Election at the Annual Meeting.
What is the Deadline for Submission of Stockholder Proposals for the 2009 Annual Meeting?
     Proposals that our stockholders may wish to include in our proxy statement and form of proxy for presentation at our 2009 Annual Meeting of Stockholders must be received by or delivered to us at EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook, Secretary, no later than the close of business on December 9, 2008.
     Any stockholder proposal must be in accordance with the rules and regulations of the SEC. In addition, with respect to proposals submitted by a stockholder other than for inclusion in our 2009 proxy statement, our by-laws and our rules and regulations have established advance notice procedures that stockholders must follow. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to our by-laws, the stockholder must give timely notice thereof in writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook, Secretary, and any such businesses other than the nominations must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered in writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook, Secretary, no later than the close of business on March 24, 2009, nor earlier than the close of business on February 23, 2009.
Where can I Find the Voting Results of the Annual Meeting?
     The preliminary voting results will be announced at the Annual Meeting. The final results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2008.

May I Request Electronic Delivery of My Proxy Statement and Annual Report?
     This Proxy Statement, EpiCept’s Annual Report on Form 10-K, and its Annual Report may be viewed online at [name of website]. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify EpiCept that you wish to resume mail delivery of these documents. Choosing to receive future proxy materials by email will save EpiCept the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. To request electronic delivery, please contact our Investor Relations department using the information provided under “How do I Communicate Directly with EpiCept?” below.
     If you hold your EpiCept stock through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to elect this option.
How can I Get a Copy of EpiCept’s Annual Report on Form 10-K?
     To obtain without charge a copy of EpiCept’s Annual Report on Form 10-K for the year ended December 31, 2007, address your request to Investor Relations, EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591. The Annual Report on Form 10-K also may be accessed at www.epicept.com and at the website of the Securities and Exchange Commission at www.sec.gov.
INFORMATION ABOUT COMMUNICATING WITH EPICEPT AND OUR BOARD OF DIRECTORS
How may I Communicate Directly with the Board of Directors?
     The Board provides a process for stockholders to send communications to the Board. You may communicate with the Board, individually or as a group, as follows:

BY MAIL	BY PHONE
The Board of Directors	1-914-606-3500
EpiCept Corporation
Attn: Robert W. Cook, Secretary
777 Old Saw Mill River Road
Tarrytown, New York 10591
     You should identify your communication as being from an EpiCept stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by an EpiCept stockholder before transmitting your communication to the Board.
How may I Communicate Directly with the Non-Employee Directors?
     You may communicate with the non-employee directors of the Board, individually or as a group, by any of the means set forth above or by writing to:

Non-Employee Directors of the Board of Directors
EpiCept Corporation
c/o Robert W. Cook, Secretary
777 Old Saw Mill River Road
Tarrytown, New York 10591
How do I Communicate Directly with EpiCept?
     You may communicate with EpiCept by writing to:

EpiCept Corporation
c/o Robert W. Cook, Secretary or c/o Investor Relations
777 Old Saw Mill River Road
Tarrytown, New York 10591

PROPOSAL 1:
ELECTION OF CLASS III DIRECTORS
     At the Annual Meeting, two directors are to be elected as Class III directors to hold office until the 2011 Annual Meeting and until their successors have been elected and have qualified. The two nominees for election at the Annual Meeting are listed below with brief biographies. They are both currently EpiCept directors. The Board has determined that Robert G. Savage is an independent director under the rules and regulations of The Nasdaq Capital Market (“Nasdaq”) and the SEC, which are discussed below under “Information Concerning the Management, Board of Directors, Board Committees and Corporate Governance.”
     Both of the nominees named below have been nominated by our Board to be elected by holders of our common stock. We are not aware of any reason why either nominee would be unable to serve as a director. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board may nominate.
THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF
OUR COMMON STOCK VOTE FOR THE ELECTION OF ROBERT G. SAVAGE AND JOHN V. TALLEY.

INFORMATION CONCERNING MANAGEMENT, THE BOARD OF DIRECTORS,
BOARD COMMITTEES AND CORPORATE GOVERNANCE
Management and Board of Directors
     EpiCept has a strong team of experienced business executives, scientific professionals and medical specialists. EpiCept’s executive officers and directors, their ages and positions as of March 13, 2008 are as follows:

Name	Age	Position/Affiliation
John V. Talley	52	President, Chief Executive Officer and Director
Robert W. Cook	52	Chief Financial Officer — Senior Vice President, Finance and Administration, and Secretary
Stephane Allard, M.D.	54	Chief Medical Officer
Ben Tseng, Ph.D.	63	Chief Scientific Officer
Dileep Bhagwat, Ph.D.	57	Senior Vice President, Pharmaceutical Development
Robert G. Savage	54	Chairman of the Board
Guy C. Jackson	65	Director
Gerhard Waldheim	59	Director
John F. Bedard	57	Director
Wayne P. Yetter	62	Director
Executive Officers and Key Employees
     John V. Talley has been EpiCept’s President, Chief Executive Officer and a Director since October 2001. Mr. Talley has more than 29 years of experience in the pharmaceutical industry. Prior to joining EpiCept, Mr. Talley was the Chief Executive Officer of Consensus Pharmaceuticals, a biotechnology drug discovery start-up company that developed a proprietary peptide-based combinatorial library screening process. Prior to joining Consensus, Mr. Talley led Penwest Ltd.’s efforts in its spin-off of its subsidiary Penwest Pharmaceuticals Co. in 1998 and served as President and Chief Operating Officer of Penwest Pharmaceuticals. Mr. Talley started his career at Sterling Drug Inc., where he was responsible for all U.S. marketing activities for prescription drugs, helped launch various new pharmaceutical products and participated in the 1988 acquisition of Sterling Drug by Eastman Kodak Co. Mr. Talley received his B.S. in Chemistry from the University of Connecticut and completed coursework towards an M.B.A. in Marketing from New York University, Graduate School of Business.
     Robert W. Cook has been EpiCept’s Chief Financial Officer and Senior Vice President, Finance and Administration since April 2004. Prior to joining EpiCept, Mr. Cook was Vice President, Finance and Chief Financial officer of Pharmos Corporation since January 1998 and became Executive Vice President of Pharmos in February 2001. From May 1995 until his appointment as Pharmos’s Chief Financial Officer, he was a vice president in GE Capital’s commercial finance subsidiary, based in New York. From 1977 until 1995, Mr. Cook held a variety of corporate finance and capital markets positions at The Chase Manhattan Bank, both in the United States and in several overseas locations. He was named a managing director of Chase and several of its affiliates in January 1986. Mr. Cook received his B.S. in International Finance from The American University, Washington, D.C.
     Stephane Allard, M.D. has been EpiCept’s Chief Medical Officer since March 2007. Prior to that he was Chief Executive Officer, President and a Director of Biovest International. Dr. Allard also served in executive positions at Sanofi-Synthelabo, Synthelabo, Inc. and Lorex Pharmaceuticals. Dr. Allard received his medical doctorate from Rouen Medical College and received a Diplomate of CESAM (Certificate of Statistical Studies Applied to Medicine) and a PhD in Clinical Pharmacology and Pharmacokinetics (Pitie Salpetriere Hospital); Paris, France.
     Ben Tseng, Ph.D. has been EpiCept’s Chief Scientific Officer since January 2006. Prior to that he was Vice President, Research, at Maxim. Mr. Tseng joined Maxim as Senior Director, Research in 2000. Prior to its acquisition by Maxim in 2000, Dr. Tseng served as Vice President, Biology for Cytovia, Inc., which he joined in 1998. Dr. Tseng also served in executive research positions at Chugai Biopharmaceutical, Inc. from 1995-1998 and, Genta Inc. from 1989 to 1995. Prior to joining Genta, Dr. Tseng was a tenured Associate Adjunct Professor in the Department of Medicine, faculty member of the Physiology and Pharmacology Program, and Associate Member of the Cancer Center at the University of California, San Diego. Dr. Tseng received a B.A. in Mathematics from Brandeis University and a Ph.D in Molecular Biophysics and Biochemistry from Yale University.

     Dileep Bhagwat, Ph.D., has been EpiCept’s Senior Vice President of Pharmaceutical Development since February 2004 and has more than 25 years of pharmaceutical experience developing and commercializing various dosage forms. Prior to joining EpiCept in 2004, Dr. Bhagwat worked at Bradley Pharmaceuticals, as Vice President, Research and Development and Chief Scientific Officer. From November 1994 through September 1999, Dr. Bhagwat was employed at Penwest Pharmaceuticals in various capacities, including Vice President, Scientific Development and Regulatory Affairs and at Purdue Frederick Research Center as Assistant Director of Pharmaceutical Development. Dr. Bhagwat holds many U.S. and foreign patents and has presented and published on dosage form development and drug delivery. Dr. Bhagwat holds a B.S. in Pharmacy from Bombay University, an M.S. and Ph.D. in Industrial Pharmacy from St. John’s University in New York and an M.B.A. in International Business from Pace University in New York.
Board of Directors
     Robert G. Savage has been a member of EpiCept’s Board since December 2004 and serves as the Chairman of the Board. Mr. Savage has been a senior pharmaceutical executive for over twenty years. He held the position of Worldwide Chairman of the Pharmaceuticals Group at Johnson & Johnson and was both a company officer and a member of the Executive Committee. He also served Johnson & Johnson in the capacity of a Company Group Chairman and President of Ortho-McNeil Pharmaceuticals. Most recently, Mr. Savage was President of the Worldwide Inflammation Group for Pharmacia Corporation and is presently President and CEO of Strategic Imagery LLC, a consulting company which he is the principal of. He has held multiple positions leading marketing, business development and strategic planning at Hoffmann-La Roche and Sterling Drug. Mr. Savage is a director of The Medicines Company, a specialty pharmaceutical company, Noven Pharmaceuticals, a drug delivery company and Panacos Pharmaceuticals, Inc., a development stage biotechnology company. Mr. Savage received a B.S. in Biology from Upsala College and an M.B.A. from Rutgers University.
     Guy C. Jackson has been a member of EpiCept’s Board since December 2004. In June 2003, Mr. Jackson retired from the Minneapolis office of the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, he served as audit partner for numerous public companies in Ernst & Young’s New York and Minneapolis offices. Mr. Jackson also serves as a director and member of the audit committee of Cyberonics, Inc. and Urologix, Inc., both medical device companies; Digi International Inc., a technology company; and Life Time Fitness, Inc., an operator of fitness centers. Mr. Jackson received a B.S. in Business Administration from The Pennsylvania State University and a M.B.A. from the Harvard Business School.
     Gerhard Waldheim has been a member of EpiCept’s board since July 2005. Since 2000, he has co-founded and built Petersen, Waldheim & Cie. GmbH, Frankfurt, which focuses on private equity and venture capital fund management, investment banking and related financial advisory services. Biotech and pharma delivery systems are among the focal points of the funds managed by his firm. Prior to that, Mr. Waldheim held senior executive and executive board positions with Citibank, RZB Bank Austria, BfG Bank in Germany and Credit Lyonnais in Switzerland; over the years, his banking focus covered lending, technology, controlling, investment banking and distressed equity. Prior to that, he worked for the McKinsey banking practice. He received an MBA from Harvard Business School in 1974 and a JD from the Vienna University School of Law in 1972.
     John F. Bedard has been a member of EpiCept’s board since January 2006 and prior thereto served as a member of Maxim’s board of directors since 2004. Mr. Bedard has been the Senior Vice President, Worldwide Regulatory Affairs for Mannkind Corporation (a biopharmaceutical company) since April, 2007. Previously, Mr. Bedard was engaged as a principal in a pharmaceutical consulting practice since 2002. Prior to that, he served in senior management positions during a 15-year career at Bristol-Myers Squibb, a pharmaceutical company, most recently as Vice President, FDA Liaison and Global Strategy. In that position, Mr. Bedard was the liaison with the FDA for new drug development, and he was also responsible for global development plans and registration activities for new drugs. Before his tenure at Bristol-Myers Squibb, Mr. Bedard held senior regulatory affairs positions at Smith Kline & French Laboratories and Ayerst Laboratories. Mr. Bedard also serves on the Board of Directors for Synvista Therapeutics, Inc. (a drug development company).
     Wayne P. Yetter has served as a member of EpiCept’s board of directors since January 2006, and prior thereto served as a member of Maxim’s board of directors. Mr. Yetter has been the Chief Executive Officer of Verispan LLC (health care information) since September 2005. From 2003 to 2005 he was the founder of BioPharm Advisory LLC and served on the Advisory Board of Alterity Partners (mergers and acquisition advisory firm) which is now part of FTN Midwest Securities. Also, from November 2004 to September 2005, Mr. Yetter served as the interim Chief Executive Officer of Odyssey Pharmaceuticals, Inc., the specialty pharmaceutical division of Pliva d.d. From September 2000 to June 2003, Mr. Yetter served as Chairman and Chief Executive Officer of Synavant Inc. (pharmaceutical marketing/technology services). From 1999 to 2000, he served as Chief Operating Officer at IMS Health, Inc. (information services for the healthcare industry). He also served as President and Chief Executive Officer of Novartis Pharmaceuticals Corporation, the U.S. Division of the global pharmaceutical company Novartis Pharma AG, and as President and Chief Executive Officer of Astra Merck. Mr. Yetter began his career with Pfizer and later joined Merck & Co., holding a variety of marketing and management positions including Vice President, Marketing Operations, responsible for global marketing functions and Vice President, Far East and Pacific. Mr. Yetter serves on the board of directors of Matria Healthcare (disease management company) and Noven Pharmaceuticals (drug delivery company), Synvista Therapeutics, Inc. (drug development company), and InfuSystem Holdings Inc. (a healthcare services company).
     Gert Caspritz was a member of EpiCept’s board of directors at December 31, 2007. Mr. Caspritz resigned effective March 6, 2008.
Scientific and Medical Advisory Board
     EpiCept’s Scientific and Medical Advisory Board is composed of individuals with expertise in clinical pharmacology, clinical medicine and regulatory matters. Advisory board members assist EpiCept in identifying scientific and product development opportunities and in reviewing with management progress of the EpiCept’s projects.
     Dr. Gavril Pasternak, Chief Advisor, is a recognized authority on opioid receptor mechanisms. He has published a substantial body of literature on the subject, and he is on the editorial boards of numerous journals related to the subjects of neuropharmacology and pain. Dr. Pasternak is a Member and attending Neurologist at Memorial Sloan-Kettering Cancer Center and is Professor of Neurology and Neuroscience, Pharmacology and Psychiatry at Cornell University Medical College and Graduate School of Medical Sciences.
     Prof. Dr. Christoph Stein is a recognized authority in experimental and clinical pain research. He has studied mechanisms of peripherally mediated opioid analgesia and has published an extensive body of literature on this topic. He is on editorial boards of several journals related to pain, anesthesia and analgesia. Dr. Stein is Professor and Chairman of the Department of Anesthesiology at Charité — Campus Benjamin Franklin, Freie Universität Berlin, Germany, and Adjunct Professor at Johns Hopkins University.
     Bruce F. Mackler, Ph.D., J.D., M.S., received his J.D. from the South Texas College of Law of the Texas A&M University, his Ph.D. from the University of Oregon Medical School, his M.S. from Pennsylvania State University and his B.A. from Temple University. He is a member of the District of Columbia Bar and admitted to practice before the Federal District and Appeals Court and before the Supreme Court. He has published some 100 scientific articles, abstracts and books during his tenure as a scientist and has been an attorney in the food and drug area for 25 years.
     Dr. Howard Maibach is a dermatologist whose research area is dermatology, dermatopharmacology and dermatotoxicology. Dr. Maibach has published over 1900 articles on various dermatology-related subjects and is a frequent lecturer on various subjects related to dermatology. Dr. Maibach is currently professor in the Department of Dermatology, School of Medicine, at the University of California in San Francisco.
Board Composition
     Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. A majority of the members of our board of directors are “independent” of EpiCept and its management. Directors Talley and Savage are nominees standing for election as Class III directors to hold office for a term that expires at the 2011 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. Directors Jackson and Yetter are in the class of directors whose initial term expires at the 2009 Annual Meeting of Stockholders. Directors Waldheim and Bedard are in the class of directors whose term expires at the 2010 Annual Meeting of the Stockholders.
Meetings and Meeting Attendance
During the fiscal year ended December 31, 2007, there were nine meetings of the board of directors. All incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year. Directors are encouraged to attend the Annual Meeting of Stockholders. All directors attended the 2007 Annual Meeting of Stockholders.
Committees of the Board
     Our board of directors has established three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each standing committee has a charter, accessible on our website at

http://www.epicept.com, or by sending a request in writing to EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Robert W. Cook.
     Audit Committee. EpiCept’s audit committee is responsible for the oversight of such reports, statements or charters as may be required by the Nasdaq Capital Market, The OMX Nordic Exchange or federal securities laws, as well as, among other things:
•	overseeing and monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, and our internal accounting and financial controls;

•	preparing the report that SEC rules require be included in our annual proxy statement;

•	overseeing and monitoring our independent registered public accounting firm’s qualifications, independence and performance;

•	providing the board with the results of our monitoring and recommendations; and

•	providing to the board additional information and materials as it deems necessary to make the board aware of significant financial matters that require the attention of the board.
     Messrs. Jackson, Waldheim and Yetter are currently members of the audit committee, each of whom is a non-employee member of the board of directors. Mr. Jackson serves as Chairman of the audit committee and also qualifies as an “audit committee financial expert,” as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act. The board has determined that each member of EpiCept’s audit committee meets the current independence and financial literacy requirements under the Sarbanes-Oxley Act, the Nasdaq Capital Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to EpiCept.
     Compensation Committee. Our compensation committee is composed of Messrs. Savage, Bedard and Jackson, each of whom is a non-employee member of the board of directors. Mr. Savage serves as Chairman of EpiCept’s compensation committee. Each member of EpiCept’s compensation committee is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986 and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934 and the rules of the Nasdaq Capital Market. The compensation committee is responsible for, among other things:
•	reviewing and approving for the chief executive officer and other executive officers (a) the annual base salary, (b) the annual incentive bonus, including the specific goals and amount, (c) equity compensation, (d) employment agreements, severance arrangements and change in control arrangements, and (e) any other benefits, compensations, compensation policies or arrangements;

•	reviewing and making recommendations to the board regarding the compensation policy for such other officers as directed by the board;

•	preparing a report to be included in the annual proxy statement that describes: (a) the criteria on which compensation paid to the chief executive officer for the last completed fiscal year is based; (b) the relationship of such compensation to our performance; and (c) the committee’s executive compensation policies applicable to executive officers; and

•	acting as administrator of EpiCept’s current benefit plans and making recommendations to the board with respect to amendments to the plans, changes in the number of shares reserved for issuance thereunder and regarding other benefit plans proposed for adoption.
     Nominating and Corporate Governance Committee. Our nominating and corporate governance committee is composed of Messrs. Yetter, Savage and Waldheim, each of whom is a non-employee member of the board of directors and independent in accordance with the applicable rules of the Sarbanes-Oxley Act and the Nasdaq Capital Market. Mr. Yetter serves as chairman of the nominating and corporate governance committee. The nominating and corporate governance committee is responsible for, among other things:
•	reviewing board structure, composition and practices, and making recommendations on these matters to the board;

•	reviewing, soliciting and making recommendations to the board and stockholders with respect to candidates for election to the board;

•	overseeing compliance by the chief executive officer and senior financial officers with the Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and

•	overseeing compliance by employees with the Code of Business Conduct and Ethics.
     In making its recommendations to the board, the committee considers, among other things, the qualifications of individual director candidates. The committee works with the board to determine the appropriate characteristics, skills, and experiences for the board as a whole and its individual members with the objective of having a board with diverse backgrounds and experience in business, finance, and medicine. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the board. In evaluating the suitability of individual board members, the board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of our business and technology; educational and professional background; personal accomplishment; and geographic, gender, age, and diversity. The board evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In determining whether to recommend a director for re-election, the committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the board, and the results of the most recent board self-evaluation. The nominating and corporate governance committee will consider director candidates recommended by stockholders submitted in accordance with our by-laws.
     The information contained in this proxy statement with respect to the charters of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee and the independence of the non-management members of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall the information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in a filing.
Code of Ethics
     We have adopted a Code of Business Conduct and Ethics that applies to all our employees, and a Supplemental Code of Ethics that specifically applies to our chief executive officer and our chief financial officer. This Supplemental Code of Ethics is designed to comply with the Nasdaq marketplace rules related to codes of conduct. A copy of this Supplemental Code of Ethics may be obtained on our website at http://www.epicept.com. We intend to post on our website any amendments to, or waiver from, our Code of Business Conduct and Ethics or our Supplemental Code of Ethics for the benefit of our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing a similar function, and other named executives.
Director Compensation
     We reimburse our non-employee directors for their expenses incurred in connection with attending board and committee meetings. In addition, prior to 2006, each non-employee director received $2,500 for their attendance at each board meeting and $250 for their participation in a telephonic board or committee meeting.
     We have also in the past granted non-employee directors options to purchase EpiCept’s common stock pursuant to the terms of our 1995 Stock Option Plan, and our board continues to have the discretion to grant options to new and continuing non-employee directors. In August 2005, our stockholders approved the 2005 Equity Incentive Plan, the terms of which also include the grant of stock options to directors who are not officers or employees of EpiCept.
     In 2007, each non-employee director board member also received an annual retainer of $25,000. The chair person of the board received an annual retainer of $40,000, the chairperson of the audit committee received an annual retainer of $10,000 and the chairperson of each of the other committees received an annual retainer of $7,500. In addition, each non-employee director received $1,500 for their attendance at each board meeting and $750 for their participation in each telephonic board meeting. Each non-employee director also received $750 for their attendance at each committee meeting and $500 for their participation in a telephonic committee meeting. We have in the past granted non-employee directors options to purchase our common stock pursuant to the terms of our 2005 Equity Incentive Plan. Upon joining the board, each member received 35,000 options and the chairman received 100,000 shares each, vesting over three years. Annually thereafter, each director and chairperson will receive equity compensation in amounts to be determined annually by the Compensation Committee. Typically such equity compensation vests over two years. The option and restricted stock unit awards to the directors in 2007 represent awards to Messrs. Savage, Jackson, Waldheim, Bedard and Yetter. The value of the options and restricted stock units granted to non-employee directors set forth in the table below reflect grants of options to compensate for their service and were issued at the market value of the Company’s common stock at the date of grant.
     The following table set forth all material Director compensation information during the year ended December 31, 2007:
Director Compensation Table

					Change in pension
					value and
					nonqualified
	Fees Earned			Non-equity	deferred
	or Paid in	Stock	Option	Incentive plan	compensation	All Other
	Cash (1)	Awards ($)(2)	Awards ($) (3)	compensation($)	earnings($)	Compensation	Total
Robert G. Savage	$65,563	7,286	$21,712	$—	$—	$—	$94,561
Guy C. Jackson	51,750	4,163	12,411	—	—	—	68,324
Gerhard Waldheim	38,000	4,163	12,411	—	—	—	54,574
John Bedard	39,500	4,163	12,411	—	—	—	56,074
Wayne P. Yetter	43,188	4,163	12,411	—	—	—	59,762

(1)	This column reports the amount of cash compensation earned in 2007 for Board and committee service.

(2)	This column represents the dollar amount recognized for consolidated financial statement reporting purposes for the fair value of restricted stock units granted and vesting for the named executive officers in 2007.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes for the fair value of stock options granted and vested to the directors in 2007. The fair value, a non-cash expense, was estimated using the Black-Scholes option-pricing method in accordance with FAS123R.
     For 2007, the compensation committee retained Radford Surveys, or Radford, to analyze the Company’s non-executive director and chairman compensation. The committee determined that cash compensation should be benchmarked at the 50th percentile and that equity-based compensation should be benchmarked at the 75th percentile for comparable companies in the biotechnology and specialty pharmaceutical industries. As a result of that analysis, the Board approved the following changes: (1) the annual cash retainer for the Chairman was reduced to $40,000, (2) the annual cash retainer for the Audit Committee chair was increased to $10,000 and for the Compensation Committee chair to $7,500 and (3) the annual equity grant for each director and the chairman was increased to 25,000 shares and 80,000 shares, respectively, vesting over two years. Two-thirds of the annual director equity grant were in the form of stock options and the remainder was comprised of restricted stock units. The compensation arrangements for 2008 have not yet been determined.
INFORMATION RELATING TO DIRECTORS, DIRECTOR NOMINEES,
EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS
Ownership of Common Stock
     The following table sets forth information as of March 13, 2008 regarding the beneficial ownership of our common stock by:
•	each stockholder known by EpiCept to own beneficially more than five percent of EpiCept common stock;

•	each of the named executive officers;

•	each of EpiCept’s directors; and

•	all of EpiCept’s directors and the named executive officers as a group.

     Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the principal address of each of the stockholders below is in care of EpiCept Corporation, 777 Old Saw Mill River Road, Tarrytown, NY 10591.

	Number of Shares	Percent of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned(1)(2)
5% Stockholders
TVM Capital(3)	4,601,410	8.96%
Merlin General Partner II Limited(4)	2,461,928	4.80
Private Equity Direct Finance(5)	4,000,831	7.80
Hudson Bay Funds(16)	4,376,694	8.53
Executive Officers and Directors
John V. Talley(6)	1,554,902	2.95
Robert W. Cook(7)	197,451	*
Ben Tseng(8)	72,441	*
Dr. Dileep Bhagwat(9)	140,276	*
Dr. Stephane Allard(10)	85,402	*
Robert G. Savage(11)	252,601	*
Guy Jackson(12)	85,000	*
Gerhard Waldheim(13)	135,029	*
John Bedard(14)	59,929	*
Wayne P. Yetter(15)	62,517	*
All directors and named executive officers as a group (10 persons)(17)	2,645,548	4.48

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of EpiCept common stock.

(1)	Beneficial ownership is determined with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them.

(2)	Percentage ownership is based on 51,295,304 shares of common stock outstanding on March 13, 2008.

(3)	Includes 1,144,822 shares of common stock held by TVM III, and 3,408,464 shares held by TVM IV. Includes 6,042 shares of common stock and 30,000 shares issuable upon the exercise of options that are exercisable within 60 days held by Dr. Gert Caspritz, a director who resigned as of March 6, 2008, who is a general partner of TVM, which is the general partner of each of TVM III and TVM IV, and an aggregate of 12,082 shares of common stock held by Friedrich Bornikoel, Christian Claussen, John J. DiBello, Alexandra Goll, Helmut Schuhsler and Bernd Seibel who are individual Partners of TVM (such entities collectively with TVM III and TVM IV, “TVM”). TVM Techno Venture Management No. III, L.P. (“TVM III Management”) is the General Partner and the investment committee of TVM III. TVM IV Management GmbH & Co. KG (“TVM IV Management”) is the Managing Limited Partner and investment committee of TVM IV. The investment committees, composed of certain Managing Limited Partners of TVM, have voting and dispositive authority over the shares held by each of these entities and therefore beneficially owns such shares. Decisions of the investment committees are made by a majority vote of their members and, as a result, no single member of the investment committees has voting or dispositive authority over the shares. Friedrich Bornikoel, John J. Di Bello, Alexandra Goll, Christian Claussen, Bernd Seibel and Helmut Schühsler are the members of the investment committee of TVM III Management. They, along with Gert Caspritz, John Chapman and Hans G. Schreck are the members of the investment committee of TVM IV Management. Friedrich Bornikoel, John J. DiBello, Alexandra Goll, Christian Claussen, Bernd Seibel and Helmut Schühsler each disclaim beneficial ownership of the shares held by TVM III and TVM IV except to the extent any individual has a pecuniary interest therein. Gert Caspritz, John Chapman and Hans G. Schreck each disclaim beneficial ownership of the shares held by TVM IV except to the extent any individual has a pecuniary interest therein. The address of TVM III Management and TVM IV Management is 101 Arch Street, Suite 1950, Boston, MA 02110.

(4)	Includes 2,461,928 shares of common stock beneficially owned by Merlin L.P. and Merlin GbR and held by Merlin and includes 1,875 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days held by Mr. Mark Docherty, a former director, who is a director of Merlin, which is investment advisor to the general partner of each of Merlin L.P.

and Merlin GbR. Includes 65,406 shares of common stock held by Dr. Hellmut Kirchner, who is a director of Merlin. The Merlin Biosciences Fund is comprised of two entities: Merlin L.P. and Merlin GbR. Both are controlled by the board of directors of Merlin General Partner II Limited, a Jersey-based limited liability company, which is owned by Merlin. Merlin has agreed not to exercise its voting rights to change or replace the board of directors of Merlin General Partner II Limited. The board of directors of Merlin General Partner II Limited, effectively controls Merlin L.P. and Merlin GbR because it is General Partner of Merlin L.P. and Managing Partner of Merlin GbR. Investment decisions are made with a majority of the board of directors of Merlin General Partner II Limited, no single person has control. The directors of Merlin General Partner II Limited are as follows: Dr Max Link (Chairman), William Edge, Sir Christopher Evans OBE, Robin Herbert CBE, Professor Trevor Jones, Dr. Hellmut Kirchner, Mark Clement, Denzil Boschat, Alison Creed and Jeff Iliffe. Some of the directors hold small limited partnership interests in the Fund but none of these are individually or collectively able to influence the Fund. The registered office is at La Motte Chambers, St Helier, Jersey JE1 1BJ, UK. Mr. Docherty and Dr. Kirchner each disclaim beneficial ownership of the shares held by Merlin, Merlin L.P. and Merlin GbR except to the extent any such individual has a pecuniary interest therein. The address of Merlin, Merlin L.P. and Merlin GbR is c/o Merlin Biosciences Limited, 33 King Street, St. James’s, London, SW1Y 6RJ, United Kingdom.

(5)	Includes 3,579,053 shares of common stock held by Private Equity Direct Finance, 405,821 shares of common stock held by Mr. Peter Derendinger who is a principal of ALPHA Associates (Cayman), L.P. and 15,957 shares of common stock held by Guy Myint-Maung, who is a principal of ALPHA Associates (Cayman). Mr. Derendinger and Mr. Myint-Maung disclaim beneficial ownership of the shares held by Private Equity Direct Finance except to the extent they have a pecuniary interest therein. Private Equity Direct Finance is a Cayman Islands exempted limited company and a wholly-owned subsidiary of Private Equity Holding Cayman, itself a Cayman Islands exempted limited company, and a wholly-owned subsidiary of Private Equity Holding Ltd. Private Equity Holding Ltd. is a Swiss corporation with registered office at Innere Guterstrasse 4, 6300 Zug, Switzerland, and listed on the SWXSwiss Exchange. The discretion for divestments by Private Equity Direct Finance rests with ALPHA Associates (Cayman), L.P., as investment manager. The members of the board of directors of the general partner of ALPHA Associates (Cayman), L.P. are the same persons as the members of the board of directors of Private Equity Direct Finance: Rick Gorter, Gwendolyn McLaughlin and Andrew Tyson. A meeting of the directors at which a quorum is present is competent to exercise all or any of the powers and discretions. The quorum necessary for the transaction of business at a meeting of the directors may be fixed by the directors and, unless so fixed at any other number, is two. The address of Private Equity Direct Finance is One Capital Place, P.O. Box 847, George Town, Grand Cayman, Cayman Islands.

(6)	Includes 137,034 shares of common stock, 2,840 shares of restricted stock and 1,415,028 shares exercisable upon the exercise of options that are exercisable within 60 days.

(7)	Includes 19,958 shares of common stock, 656 shares of restricted stock and 176,837 shares exercisable upon the exercise of options that are exercisable within 60 days.

(8)	Includes 6,972 shares of common stock, 756 shares of restricted stock and 64,713 shares issuable upon the exercise of options that are exercisable within 60 days.

(9)	Includes 19,390 shares of common stock, 984 shares of restricted stock and 119,902 shares issuable upon the exercise of options that are exercisable within 60 days.

(10)	Includes 45,600 shares of common stock and 39,802 shares issuable upon the exercise of options that are exercisable within 60 days.

(11)	Includes 70,100 shares of common stock and 182,501 shares issuable upon the exercise of options that are exercisable within 60 days.

(12)	Includes 5,000 shares of common stock and 80,000 shares issuable upon the exercise of options that are exercisable within 60 days.

(13)	Includes 70,029 shares of common stock and 65,000 shares issuable upon the exercise of options that are exercisable within 60 days.

(14)	Includes 2,000 shares of common stock and 57,929 shares issuable upon the exercise of options that are exercisable within 60 days.

(15)	Includes 62,517 shares issuable upon the exercise of options that are exercisable within 60 days.

(16)	Hudson Bay Capital Management, L.P., a Delaware limited partnership, acts as the investment manager of (i) Hudson Bay Fund LP, a Delaware limited partnership, which holds 1,746,476 shares of Common Stock and (ii) Hudson Bay Overseas Fund Ltd. (together with Hudson Bay Fund LP, the “Hudson Bay Funds”), a Cayman Islands company, which holds 2,630,218 shares of Common Stock..

(17)	Includes 2,299,465 shares issuable upon the exercise of options that are exercisable within 60 days.
Compensation Discussion and Analysis
     The following discussion and analysis of compensation arrangements of our named executive officers for 2007 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
     Role of the Compensation Committee
     Our executive compensation is administered by the Compensation Committee of the Board of Directors. The members of this committee are Robert G. Savage (Chairman), Guy C. Jackson and John F. Bedard, each an independent, non-employee director. In 2007, the Compensation Committee met seven times and all of the members of the Compensation Committee were present during those meetings.
     Under the terms of its Charter, the Compensation Committee is responsible for delivering the type and level of compensation to be granted to our executive officers. In fulfilling its role, the Compensation Committee reviews and approves for the Chief Executive Officer (CEO) and other executive officers (1) the annual base salary, (2) the annual incentive bonus, including the specific goals and amounts, (3) equity compensation, (4) employment agreements, severance arrangements and change in control arrangements and (5) any other benefits, compensation, compensation policies or arrangements.
     During 2007, the Compensation Committee delegated the authority to the CEO to make initial option grants to certain new employees (within an approved range) that do not report directly to the CEO. All new employee grants in excess of the CEO limit, subsequent grants to existing employees and any grant to executive officers are approved by the Compensation Committee. The Compensation Committee does not intend to delegate that authority in the future.
     While management may use consultants to assist in the evaluation of the CEO or executive officer compensation, the Compensation Committee has authority to retain its own compensation consultant, as it sees fit. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors.
     Prior to becoming a public reporting company in 2006, the Compensation Committee relied on informal industry surveys of the compensation practices of similarly-sized corporations and general knowledge and experience in setting compensation levels. During 2007, the Compensation Committee relied on compensation information produced by Radford. The Compensation Committee received the compensation recommendations from management, relevant background information on our executive officers and compensation studies conducted by Radford. The Compensation Committee then reviewed the compensation recommendation with the CEO for all executives, except for the CEO. The CEO was not present during the discussion of his compensation. The Compensation Committee then determined the compensation levels for the executive officers and reported that determination to the Board.
     Compensation Objectives Philosophy
     The primary objectives of the Compensation Committee with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual cash and bonuses and long-term equity incentives to achievement of measurable performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of executive officer’s overall compensation to (i) operational goals such as the establishment of operating plans and budgets, review of organization and staff and the implementation of requisite changes, (ii) strategic goals such as the establishment and maintenance of key strategic relationships, the development of our product candidates and the identification and advancement of additional product candidates and (iii) financial factors, such as success in raising capital and improving our results of operations. The Compensation Committee evaluates individual executive performance with the goal of setting compensation at levels the Compensation Committee believes are comparable with executives in other companies of similar size and stage of development operating in the biotechnology and specialty pharmaceutical industries while taking into account our relative performance and our own strategic goals.
     Compensation Program
     In order to achieve the above goals, our total compensation packages include base salary and annual bonus, all paid in cash, as well as long-term compensation in the form of stock options, restricted stock and restricted stock units. We believe that appropriately balancing the total compensation package is necessary in order to provide market-competitive compensation. The costs of our compensation programs are a significant determinant of our competitiveness. Accordingly, we are focused on ensuring that the balance of the various components of our compensation program is optimized to motivate employees to achieve our corporate objectives on a cost-effective basis.
     Review of External Data. The Compensation Committee obtained a survey of the compensation practices of our peers in the United States in order to assess the competitiveness of our executive compensation. In the fourth quarter of 2007, the Compensation Committee obtained data from Radford for a number of biotechnology and specialty pharmaceutical companies with less than $50.0 million in revenue, comparable numbers of employees, comparable market capitalization and/or similar product offerings (the general peer group). The peer group consists of Adolor Corporation, Anesiva, Inc., A.P. Pharma, Inc., Ariad Pharmaceuticals, Inc., BioCryst Pharmaceuticals, Inc., Cell Therapeutics, Inc., Depomed, Inc., Durect Corporation, Genta, Inc., Nastech Pharmaceutical Company, Inc., NeoPharm, Inc., Novacea, Inc., NPS Pharmaceuticals, Inc., Oxigene, Inc., Pain Therapeutics, Inc., Pozen, Inc. and Titan Pharmaceuticals, Inc. The Compensation Committee asked Radford to conduct assessments in three areas of compensation for executive positions: 1) total direct compensation (base salary) for our executive officers; 2) target total cash compensation (salary and bonus); and 3) equity grants.
     For executive officers, we targeted the aggregate value of our total cash compensation (base salary and bonus) at the 50th percentile of the general peer group and long-term equity incentive compensation at the 75th percentile. The Compensation Committee strongly believes in engaging the best talent in critical functions, and this may entail negotiations with individual executives who may have significant retention packages in place with other employers. In order to attract such individuals to our Company, the Compensation Committee may determine that it is in our best interests to negotiate packages that deviate from the general principle of benchmarking our compensation on our general peer group. Similarly, the Compensation Committee may determine to provide compensation outside of the normal cycle to individuals to address retention issues.
Compensation Elements
     Cash Compensation
     Base Salary. Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other benchmark companies for similar positions. Generally, we believe that executive base salaries should be targeted near the 50th percentile of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed by the Compensation Committee annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. This review generally occurs each year in the fourth quarter for implementation in the first quarter.
     Annual Bonus. The Compensation Committee has the authority to award annual performance bonuses to our executive officers and other key employees. In 2007, the Compensation Committee awarded bonuses to certain of our executive officers. The Compensation Committee reviews potential annual cash incentive awards for our named executive officers annually to determine award payments, if any, for the last completed fiscal year, as well as to establish award opportunities for the current year. The Compensation Committee intends to utilize annual incentive bonuses to compensate executive officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives will vary depending on the individual executive officer, but will relate generally to (i) operational goals such as those related to operating plans and budgets, review of organization and staff and the implementation of requisite changes, (ii) strategic goals such as the establishment and maintenance of key strategic relationships, the development of our product candidates and the identification and advancement of additional product candidates and (iii) financial factors, such as success in raising capital and our results of operations. The Compensation Committee evaluates individual executive performance with the goal of setting compensation at levels the Compensation Committee believes, based on the Radford survey, are comparable with executive officers in other companies of similar size and stage of development operating in the biotechnology and specialty pharmaceutical industries while taking into account our relative performance and our own strategic goals. The Compensation Committee also has the ability to grant discretionary bonuses to executive officers. No discretionary bonuses were granted in 2007.
     For 2007, annual cash bonus award opportunities for the named executive officers are summarized below. These awards were determined and paid in 2008, accordingly, they are not reflected in the summary compensation table.
Annual Cash Bonus Award Opportunity

		Target Performance
		% of Salary	Amount	Amount Paid
Jack Talley	FY 2007	50	$200,000	$200,000
Robert Cook	FY 2007	25	65,000	65,000
Stephane Allard	FY 2007	25	52,083	52,083
Ben Tseng	FY 2007	25	62,500	62,500
Dileep Bhagwat	FY 2007	25	62,500	93,750
     Long-Term Incentive Program
     We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our equity plans have been established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. The Compensation Committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have historically elected to use stock options as the primary long-term equity incentive vehicle. We believe that the annual aggregate value of these awards should be set near the 75th percentile of our general peer group. Due to the early stage of our business, our desire to preserve cash, and the limited nature of our retirement benefit plans, we expect to provide a greater portion of total compensation to our executives through stock options, restricted stock units and restricted stock grants than through cash-based compensation.
     Stock Options Our stock plans authorize us to grant options to purchase shares of common stock to our employees, directors and consultants. Our Compensation Committee oversees the administration of our stock option plan. Stock options may be granted at the commencement of employment, annually, occasionally following a significant change in job responsibilities or to meet other special retention objectives.
     The Compensation Committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the Compensation Committee to eligible employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of members of management, such as John Talley, our President and CEO.
     In 2007, certain named executive officers were awarded stock options in the amounts indicated in the section entitled “Stock Option Grants to Executive Officers.” These grants included grants made in March 2007 in connection with the commencement of employment of Stephane Allard, our Chief Medical officer, and in January 2007 in connection with merit-based grants made by the board of directors to a large number of employees, including executive officers, which were intended to encourage an ownership culture among our employees. The January 2007 grants were made to certain of our employees, including executive officers, based on performance of such employees and to reward our executive officers for their service and to encourage continued service with us. In January 2008, we granted options to purchase approximately 0.9 million shares of our common stock at an exercise price of $1.34 per share. Since these awards delivered and granted in 2008, they are not reflected in the Summary Compensation Table or the other tables set forth below. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest monthly over a four-year period based upon continued employment, and generally expire ten years after the date of grant.

     We expect to continue to use stock options as a long-term incentive vehicle because:
•	Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders.

•	Stock options are performance based, in that any value received by the recipient of a stock option is based on the growth of the stock price.

•	Stock options help to provide a balance to the overall executive compensation program as base salary and our discretionary annual bonus program focus on short-term compensation, while the vesting of stock options increases stockholders value over the longer term.

•	The vesting period of stock options encourages executive retention and the preservation of stockholder value. In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholders value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual executive’s total compensation.
     Stock Appreciation Rights Our 2005 equity incentive plan authorizes us to grant stock appreciation rights, or SARs. To date, we have not granted any SAR under our 2005 equity incentive plan. An SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. The base value of each SAR equals the value of our common stock on the date the SAR is granted. Upon surrender of each SAR, unless we elect to deliver common stock, we will pay an amount in cash equal to the value of our common stock on the date of delivery over the base price of the SAR. SARs typically vest based upon continued employment on a pro-rata basis over a four-year period, and generally expire ten years after the date of grant. Our Compensation Committee is the administrator of our stock appreciation rights plan.
     Restricted Stock and Restricted Stock Units Our 2005 equity incentive plan authorizes us to grant restricted stock and restricted stock units. In 2007, we granted 0.1 million shares of restricted stock at a fair market value of $1.46 per share. In January 2008, we granted 0.2 million restricted stock units with an aggregate fair market value of $0.3 million. In order to implement our long-term incentive goals, we anticipate granting restricted stock units in the future in conjunction with stock options.
     Other Compensation
     Our executive officers, who are parties to employment agreements, will continue to be parties to such employment agreements in their current form until such time as the Compensation Committee determines in its discretion that revisions to such employment agreements are advisable. In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. We believe these benefits are currently comparable to the median competitive levels for comparable companies. We have no current plans to change either the employment agreements (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or levels of benefits provided thereunder.
Tax Implications of Executive Compensation
     We do not believe that Section 162(m) of the Internal Revenue Code, which limits deductions for executive compensation paid in excess of $1.0 million, is applicable, and accordingly, our Compensation Committee did not consider its impact in determining compensation levels for our named executive officers in 2007.
Accounting Implications of Executive Compensation
     Effective January 1, 2006, we were required to recognize compensation expense of all stock-based awards pursuant to the principles set forth in Statements of Financial Accounting Standards No. 123R Share-Based Payments (“SFAS No. 123R”). The Summary Compensation and Director Compensation Tables below used the principles set forth in FAS 123R to recognize expense for new awards granted after January 1, 2006 and for unvested awards as of January 1, 2006. The non-cash stock compensation expense for stock-based awards that we grant is generally recognized ratably over the requisite vesting period. We continue to believe that stock options, restricted stock and other forms of equity compensation are an essential component of our compensation strategy, and we intend to continue to offer these awards in the future.

Compensation Committee Interlocks and Insider Participation
     All members of the Compensation Committee of the Board of Directors during the fiscal year ended December 31, 2007 were independent directors and none of them were our employees or our former employees. During the fiscal year ended December 31, 2007, none of our executive officers served on the Compensation Committee (or equivalent), or the board of directors, of another entity whose executive officers served on the Compensation Committee of our board of directors.
Compensation Committee Report
     The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis above, and based on such discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in EpiCept’s annual report on Form 10-K.
Respectfully Submitted by:
MEMBERS OF THE COMPENSATION COMMITTEE
Robert G. Savage
Guy C. Jackson
John F. Bedard
Executive Compensation
     The following table sets forth the compensation earned for services rendered to EpiCept in all capacities by our chief executive officer and certain executive officers whose total cash compensation exceeded $100,000 for the year ended December 31, 2007, collectively referred to in this annual report as the “named executive officers.”
Summary Compensation Table

							Change in
							pension
							value and
							nonqualified
						Non-Equity	deferred
				Stock	Option	Incentive Plan	compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	earnings	Compensation		Total
Name/Principal Position	Year	($)	($)	($)(1)	($)(2)	($)	($)	($)		($)
John V. Talley	2007	400,000	175,000	24,890	1,317,625	—	—	49,685	(3)	1,967,200
President and	2006	350,000	425,000	—	2,633,639	—	—	53,331	(3)	3,461,970
Chief Executive Officer	2005	283,876	243,750	—	—	—	—	27,202	(3)	554,828

Robert W. Cook	2007	260,000	46,875	5,755	156,734	—	—	24,657	(4)	494,021
Chief Financial Officer,	2006	250,000	137,500	—	369,260	—	—	25,908	(4)	782,668
Senior Vice President Finance & Administration	2005	232,337	90,625	—	—	—	—	18,192	(4)	341,154

Ben Tseng (5)	2007	250,000	43,000	6,658	34,869	—	—	27,210	(5)	361,737
Chief Scientific Officer	2006	218,625	43,000	—	33,480	—	—	33,161	(5)	328,266
	2005	—	—	—	—	—	—			—

Stephane Allard (6)	2007	213,182	—	—	21,350	—	—	15,136	(6)	249,668
Chief Medical Officer	2006	—	—	—	—	—	—			—
	2005	—	—	—	—	—	—			—

Dileep Bhagwat	2007	250,000	57,200	8,623	97,702	—	—	25,813	(7)	333,013
Senior Vice President,	2006	211,459	57,200	—	196,353	—	—	25,452	(7)	490,464
Pharmaceutical Development	2005	196,206	—	—	—	—	—	17,995	(7)	214,201

(1)	This column represents the dollar amount recognized for consolidated financial statement reporting purposes for the fair value of restricted stock granted and vesting for the named executive officers in 2007.

(2)	This column represents the dollar amount recognized for consolidated financial statement reporting purposes for the fair value of stock options granted and vesting for the named executive officers in 2007. The fair value, a non-cash expense, was estimated using the Black-Scholes option-pricing method in accordance with SFAS No. 123R.

(3)	Includes premiums for health benefits, life and disability insurance and automobile allowance paid on behalf of Mr. Talley.

(4)	Includes premiums for health benefits and for life and disability insurance paid on behalf of Mr. Cook.

(5)	Dr. Tseng joined EpiCept upon closing of the merger with Maxim on January 4, 2006. Includes premiums for health benefits and for life and disability insurance paid on behalf of Dr. Tseng.

(6)	Dr. Allard joined EpiCept in March 2007. Includes premiums for health benefits and for life and disability insurance paid on behalf of Dr. Allard.

(7)	Includes premiums for health benefits and for life and disability insurance paid on behalf of Dr. Bhagwat.
Option Grants in Last Fiscal Year (2007)
     During 2007, the Company granted approximately 1.1 million stock options, restricted stock, and restricted stock units to employees and directors, of which approximately 0.7 million were to the below named executive officers.
Grants of Plan-Based Awards

			Estimated Future Payouts Under			All Other Stock	All Other Option	Exercise	Grant Date
			Equity Incentive Plan			Awards:	Awards:	Price of	Fair Value of
						Number of Shares	Number of Shares		Stock and
		Approval				of Stock or Units	Underlying	Option	Option
Name	Grant Date	Date	Threshold	Target	Maximum	(2)	Options	Awards (1)	Awards
John V. Talley	01/08/2007	01/05/2007	0	0	0	68,168	273,665	$1.46	$378,469
Robert Cook	01/08/2007	01/05/2007	0	0	0	15,750	62,250	$1.46	$86,446
Ben Tseng	01/08/2007	01/05/2007	0	0	0	18,168	73,665	$1.46	$101,611
Stephane Allard	03/23/2007	03/20/2007	0	0	0	0	100,000	$1.63	$113,797
Dileep Bhagwat	01/08/2007	01/05/2007	0	0	0	23,618	95,765	$1.46	$132,094

(1)	The exercise price of the options was equal to the market value of our common stock on the date of the grant.

(2)	Represents a restricted stock award that vests ratably in a series of forty-eight (48) successive equal monthly installments on the last day of each month (beginning with the month of grant).
Aggregate Option Exercises in Last Fiscal Year (2007) and Values at December 31, 2007
     None of the named executive officers exercised any options in 2007. The named executive officers in the “Grants of Plan-Based Awards Table” above, received a aggregate of 31,456 shares of common stock representing the vested portion of their restricted stock grant in 2007.

Outstanding Equity Awards at December 31, 2007

	Option Awards							Stock Awards
								Equity Incentive	Equity Incentive
			Equity					Plan	Plan Awards:
			Incentive Plan				Market	Awards:	Market or
			Awards:			Number of	Value of	Number of	Payout Value of
	Number of Securities		Number of			Shares or	Shares or	Unearned	Unearned
	Underlying		Securities			Units of	Units of	Shares, Units or	Shares, Units or
	Unexercised Options		Underlying	Option	Option	Stock	Stock	Other Rights	Other Rights
	Number	Number	Unexercised Unearned	Exercise	Expiration	That have	That have	That have	That have
Name	Exercisable	Unexercisable	Options	Price	Date	Not Vested	Not Vested	Not Vested	Not Vested
John V. Talley	83,083	—	—	$1.20	11/1/2011	—	—	—	—
	2,084	—	—	$1.20	1/1/2012	—	—	—	—
	83,333	—	—	$1.20	1/1/2012	—	—	—	—
	1,009,657	232,998	—	$5.84	1/4/2016	—	—	—	—
	68,410	205,255	—	$1.46	1/8/2017	51,120	$64,922	—	—
Robert Cook	132,227	79,340	—	$5.84	1/4/2016	—	—	—	—
	15,561	46,689	—	$1.46	1/8/2017	11,808	$14,996	—	—
Ben Tseng	10,198	—	—	$8.68	3/8/2010	—	—	—	—
	2,039	—	—	$24.76	9/10/2011	—	—	—	—
	305	—	—	$33.83	9/1/2013	—	—	—	—
	214	71	—	$32.90	9/1/2014	—	—	—	—
	5,099	—	—	$10.69	10/20/2014	—	—	—	—
	10,000	10,000	—	$5.84	1/5/2016	—	—	—	—
	18,415	55,250	—	$1.46	1/8/2017	13,608	$17,282	—	—
Stephane Allard	20,831	79,169	—	$1.63	3/23/2017	—	—	—	—
Dileep Bhagwat	70,313	42,187	—	$5.84	1/4/2016	—	—	—	—
	23,939	71,826	—	$1.46	1/8/2017	17,712	$22,494	—	—
Employment Agreements
     We have entered into employment agreements with Messrs. John V. Talley and Robert W. Cook, each dated as of October 28, 2004. Effective January 4, 2006, pursuant to their employment agreements, Messrs. Talley and Cook received base salaries of $350,000 and $250,000, respectively. For 2008, Messrs. Talley and Cook will receive a base salary of $424,000, and $270,400, respectively. Each employment agreement also provides for discretionary bonuses and stock option awards and reimbursement of reasonable expenses incurred in connection with services performed under each officer’s respective employment agreement. The discretionary bonuses and stock options are based on performance standards determined by our Board. Individual performance is determined based on quantitative and qualitative objectives, including EpiCept’s operating performance relative to budget and the achievement of certain milestones largely related to the clinical development of its products and licensing activities. The future objectives will be established by our Board. In addition, Mr. Talley’s employment agreement provides for automobile benefits and term life and long-term disability insurance coverage. Both employment agreements expired on December 31, 2007 but are automatically extended for unlimited additional one-year periods. Upon termination for any reason and in addition to any other payments disbursed in connection with termination, Mr. Talley and Mr. Cook will receive payment of his applicable base salary through the termination date, the balance of any annual, long-term or incentive award earned in any period prior to the termination date and a lump-sum payment for any accrued but unused vacation days.
     If Mr. Talley dies or becomes disabled, he is entitled to (i) receive a lump-sum payment equal to (a) one-third of his base salary times (b) a fraction, the numerator being the number of days he was employed in the calendar year of termination and the denominator being the number of days in that year and (ii) have (a) 50% of outstanding stock options that are not then vested or exercisable become vested and exercisable as of the termination date; (b) the remaining outstanding stock options that are not then vested or exercisable become vested and exercisable ratably and quarterly for two years following the termination date; and (c) each outstanding stock option remain exercisable for all securities for the later of (x) the 90th day following the date that the option becomes fully vested and exercisable and (y) the first anniversary of the termination date. If Mr. Cook dies or becomes disabled, he is entitled to the same benefits as Mr. Talley, except the equation for his lump-sum payment is based on one-fourth of his base salary.
     If Mr. Talley is terminated without cause or the term of his agreement is not extended pursuant to the employment agreement, he is entitled to the same benefits as if he were terminated due to death or disability and to receive a lump-sum payment equal to (a) one and one-third times (b) his base salary times (c) the number of whole and partial months remaining in the term of the agreement (but no more than 12 and no less than 6) divided by (d) 12. If Mr. Cook is terminated without cause or the term of his agreement is not extended pursuant to the employment agreement, he is entitled to the same benefits as Mr. Talley, but the equation for his lump-sum payment is based on one and one-fourth times his base salary.
     If Mr. Talley is terminated in anticipation of, or within one year following, a change of control, he is entitled to: (i) receive a lump-sum payment equal to (a) one and one third times (b) his base salary times (c) the number of whole and partial months remaining in the term of the agreement (but not less than 24) divided by (d) 12 and (ii) have (a) 50% of outstanding stock options that are not then vested or exercisable become vested and exercisable as of the termination date; (b) the remaining outstanding stock options that are not then vested or exercisable become vested and exercisable ratably and monthly for the first year following the termination date; and (c) each outstanding stock option remain exercisable for all securities for the later of (x) the 90th day following the date that the option becomes fully vested and exercisable and (y) the first anniversary of the termination date. If Mr. Cook is terminated in anticipation of, or within one year following, a change of control, he is entitled to the same benefits as Mr. Talley, except his lump sum is equal to (a) one and one-fourth times (b) his base salary times (c) the number of whole and partial months remaining in the term of the agreement (but no more than 18 and no less than 12) divided by (d) 12.
Equity Compensation Plan Information
     The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2007.

Number of
securities
remaining available
for issuance under
equity compensation
	Number of securities to be	Weighted-average	plans (excluding
	issued upon exercise of	exercise price of	securities
	outstanding options,	outstanding options,	reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	3,869,719	$5.87	4,107,514
Total	3,869,719	$5.87	4,107,514
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Other than Stephane Allard and Oliver Wiedemann, no person who, during the fiscal year ended December 31, 2007, was a “Reporting Person” defined as a director, officer or beneficial owner of more than ten percent of the our common stock which is the only class of securities of the Company registered under Section 12 of the Securities Exchange Act of 1934 (the “Act”), failed to file on a timely basis, reports required by Section 16 of the Act during the most recent fiscal year. Messrs. Allard and Wiedemann each filed one late report on Form 4, reflecting one transaction each that was not filed in a timely manner. The foregoing is based solely upon a review by us of Forms 3 and 4 during the most recent fiscal year as furnished to us under Rule 16a-3(d) under the Act, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any representation received by us from any reporting person that no Form 5 is required.
PERFORMANCE GRAPH
     The following graph and table compare the cumulative total return of our common stock, The Nasdaq Biotechnology Index and AMEX Biotechnology Index, as described below, for the period beginning January 4, 2006 (the date we became a public company) and ending December 31, 2007, assuming an initial investment of $100 and the reinvestment of any dividends. We obtained the information reflected in the graph and table from independent sources we believe to be reliable, but we have not independently verified the information.

	Total Return
Name	January 5, 2006	December 31, 2007
EpiCept	100%	14.94%
AMEX Biotechnology Index	100%	87.82%
The Nasdaq Biotechnology Index	100%	100.50%

COMPARISON OF 2 YEAR CUMULATIVE TOTAL RETURN*
Among EpiCept Corporation, the AMEX Biotechnology Index and the Nasdaq Biotechnology Index
     Performance Graph and related information shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management regarding:
•	the conduct and integrity of the Company’s financial reporting to any governmental or regulatory body, the public or other users thereof;

•	the Company’s systems of internal accounting and financial and disclosure controls;

•	the qualifications, engagement, compensation, independence and performance of the Company’s independent registered public accounting firm, their conduct of the annual audit, and their engagement for any other services;

•	the Company’s legal and regulatory compliance; and

•	the preparation of the Audit Committee report required by SEC rules to be included in the Company’s annual proxy statement.
     In fulfilling its responsibilities, the Audit Committee has:
•	Reviewed and discussed the audited consolidated financial statements with management;

•	Discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP matters required to be discussed under Statements of Auditing Standards No. 61, Communications with Audit

Committees, as amended; and Statements of Auditing Standards No. 90 Communication with Audit Committees;

•	Received from the Company’s independent registered public accounting firm, Deloitte & Touche LLP disclosures regarding their independence required by Independence Standards Board Standard No. 1, Independent Discussions with Audit Committees, and has discussed with Deloitte & Touche LLP their independence from management and the Company.
     The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting and internal controls.
     Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.
     The Audit Committee held 7 meetings during the year ended December 31, 2007. Each member of the Committee meets the current independence and financial literacy requirements under the Sarbanes-Oxley Act, The Nasdaq Capital Market and SEC rules and regulations.
     Respectfully Submitted by:
MEMBERS OF THE AUDIT COMMITTEE
Guy C. Jackson
Gerhard Waldheim
Wayne P. Yetter
Independent Registered Public Accounting Firm
     We retained Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the years ended December 31, 2007, 2006 and 2005.
     To ensure the independence of the firm selected to audit the Company’s annual consolidated financial statements, the audit committee of the Board of Directors has established a policy allowing it to review in advance and either approve or disapprove, any audit, audit-related, internal control-related, tax or non-audit service to be provided to us by Deloitte & Touche LLP. Annually and generally, in the early part of each fiscal year, the audit committee will approve the engagement of the independent registered public accounting firm to perform the annual audit of our consolidated financial statements and to review our interim consolidated financial statements.
Independent Registered Public Accounting Firm Fees
     The aggregate fees billed for professional services by Deloitte & Touche LLP in 2007 and 2006 for these various services were:

Types of Fees	2007	2006
	(in thousands)
Audit Fees (1)	$1,023	$1,104
Audit – Related Fees (2)	—	—
Tax Fees (3)	—	15
All Other Fees (4)	—	136

Total	$1,023	$1,255

(1)	Fees for services to perform an audit or review in accordance with generally accepted auditing standards and services that generally only EpiCept’s independent registered public accounting firm can reasonably provide, such as the audit of EpiCept’s consolidated financial statements, the review of the financial statements included in our quarterly reports on Form 10-Q, consents relating to the filing of registration statements, issuance of a comfort letter and for services that are normally provided by independent registered public accounting firms in connection with statutory and regulatory engagements.

(2)	Fees for assurance and related services that are traditionally performed by the Company’s independent registered public accounting firm, such as, audit attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

(3)	Fees for tax compliance. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds and tax payment planning services. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax audits and filing appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities.

(4)	Fees for other types of permitted services not covered by the first three categories include consultation relating to our listing with the Stockholm Stock Exchange.

PROPOSAL TWO:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Board and the Audit Committee have selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ended December 31, 2008. Deloitte & Touche LLP was our independent registered public accounting firm for the year ended December 31, 2007. The firm is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the Rules of the PCAOB.
     Deloitte & Touche LLP representatives are expected to attend the 2008 Annual Meeting. They will have an opportunity to make a statement if they desire to do so at the Annual Meeting and will be available to respond to appropriate stockholder questions.
     We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION
OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2008.

PROPOSAL THREE:
AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE
THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK
     The Board approved the submission to the stockholders of an amendment to EpiCept’s Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of capital stock of EpiCept from 80,000,000 (consisting of (i) 75,000,000 shares of common stock of the Company, par value $0.0001 per share, and (ii) 5,000,000 shares of preferred stock of the Company, par value $0.0001 per share) to 180,000,000 (consisting of (i) 175,000,000 shares of common stock of the Company, par value $0.0001 per share, and (ii) 5,000,000 shares of preferred stock of the Company, par value $0.0001 per share).
     As of March 13, 2008, there were outstanding 51,295,304 shares of common stock and an additional 12,500 shares were held in the treasury. Of the 23,704,696 authorized and unissued shares on that date, 5,635,269 shares were reserved for issuance under EpiCept’s 2005 Equity Incentive Plan, 1995 Stock Option Plan, 2005 Employee Stock Purchase Plan, and the employee stock options issued in connection with the acquisition of Maxim Pharmaceuticals, Inc. In addition, 12,304,297 shares were reserved for issuance pursuant to various private placements and other financing arrangements. As of March 13, 2008, 5,765,130 unissued shares were available for issuance (giving effect to the reservation of shares for issuance).
     The additional shares of common stock to be authorized by the amendment will, if and when issued, be identical to the shares of common stock now authorized and outstanding. The increase in authorized shares will not affect the terms or the rights of holders of existing shares of common stock. Depending on the circumstances, any subsequent issuance of common stock could have a dilutive effect on existing stockholders by decreasing the percentage ownership in EpiCept (for voting, distributions and other purposes) represented by an existing share of common stock. Holders of common stock have no preemptive rights.
     The Board of Directors believes that it is advisable to have authorized shares of common stock in excess of those outstanding (including, if authorized, the additional common stock provided for in this proposal) available for general corporate purposes, such as financings, acquisitions, stock dividends and our employee benefit plans. The continued availability of shares of common stock provides EpiCept with the flexibility to take advantage of various opportunities as they arise. However, at the date of this proxy statement, EpiCept has no plans for a financing or other transaction that would result in the issuance of common stock authorized by this amendment.
     The Board of Directors has sole discretion to issue authorized but uncommitted shares of common stock from time to time for any corporate purpose, including in reaction to any unsolicited acquisition proposal, without further action by the stockholders, subject to requirements of corporate law and Nasdaq and OMX Nordic Exchange as well as any other exchanges on which EpiCept’s common stock may be listed.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT OF THE
CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK.

PROPOSAL FOUR:
ADJOURNMENT OF ANNUAL MEETING
     The Board of Directors approved the submission to the stockholders of a proposal to adjourn the Annual Meeting in the event that there are not a sufficient number of votes at the Annual Meeting to approve Proposals 1, 2, or 3. In order to permit proxies that have been timely received to be voted for an adjournment, we are submitting this proposal as a separate matter for your consideration. If it is necessary to adjourn the Annual Meeting and the adjournment is for a period of less than 30 days, no notice of the time or place of the reconvened meeting will be given to stockholders, other than an announcement made at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
THE APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING.

PROPOSAL FIVE:
OTHER MATTERS
     The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
THE APPROVAL OF OTHER MATTERS.

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic EPICEPT CORPORATION delivery of information up until 11:59 P.M. Eastern Time on Wednesday, C/O PROXY SERVICES May 21, 2008, the day before the meeting date. Have your proxy card in P.O. BOX 9141 hand when you access the web site and follow the instructions to obtain FARMINGDALE, NY 11735 your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by EpiCept Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to EpiCept Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK EPICE1 KEEP THIS PORTION FOR YOUR RECORDS INK AS FOLLOWS: DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
EPICEPT CORPORATION THE DIRECTORS RECOMMEND A VOTE “FOR” All ITEMS. Vote on Directors For Withhold For All To withhold authority to vote, mark “For All All Except All Except” and write the nominee’s number on the line below. 1. To elect as Directors of EpiCept Corporation the nominees listed below. 01) Robert G. Savage 02) John V. Talley ☐ ☐ ☐ For Against Abstain Vote on Proposals 2. The ratification of the selection by the Audit Committee of the Company’s Board of Directors of Deloitte & Touche LLP as the independent registered ☐ ☐ ☐ public accounting firm for the year ending December 31, 2008; 3. Amend the Certificate of Incorporation to increase the number of authorized shares of capital stock. ☐ ☐ ☐ 4. Adjourn the Annual Meeting to solicit additional proxies in the event there are insufficient votes to approve any of the foregoing Proposals. ☐ ☐ ☐ 5. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. ☐ ☐ ☐ The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3, 4, and 5. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date —— —— —— —

EpiCept Corporation
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS THURSDAY, MAY 22, 2008
The stockholder(s) hereby appoint(s) John V. Talley and Robert W. Cook, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all the shares of Common Stock of EpiCept Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. (Eastern Daylight Time) on Thursday, May 22, 2008, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE.